For Immediate Release	Contact:
Investors and Media:

John C. van Roden

(717) 225-2790

Glatfelter Reports Fourth Quarter and Full Year 2004 Results

York, PA, February 16, 2005: Glatfelter (NYSE: GLT) today reported income from continuing operations of $19.3 million, or $0.44 per diluted share, for the fourth quarter of 2004 compared to a loss of $7.7 million, or $0.18 per diluted share, for the same quarter of 2003. The fourth quarter of 2004 results include gains from timberland sales aggregating $13.6 million, or $0.31 per diluted share, after tax, and a restructuring charge totaling $2.0 million, or $0.04 per diluted share, after tax. The fourth quarter of 2003 results included restructuring charges and asset write-downs that aggregated $7.7 million, or $0.18 per diluted share, after tax. Excluding these items from both quarters’ results, adjusted earnings (which is reconciled to income from continuing operations on page 5) were $7.7 million, or $0.17 per diluted share, in the fourth quarter of 2004 and were break even in the fourth quarter of 2003.

“I am very pleased with our execution of previously announced profit improvement plans. Through these efforts, we have increased productivity, reduced costs and strengthened the mix of higher value niche products that we produce,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “These actions led to significantly improved profitability in the fourth quarter compared to last year and an improvement compared to the third quarter of this year despite the seasonal challenges that we generally experience in the fourth quarter.”

Net sales totaled $139.3 million for the fourth quarter of 2004, an increase of $10.0 million, or 7.7%, compared to the year-earlier quarter. Higher net sales were primarily driven by increased volume in the Long Fiber & Overlay Papers business unit of 10% and stronger product pricing in the Company’s North American-based markets, partially offset by 4% lower shipping volume in North America. Volume was particularly strong in the Food and Beverage market of the Long Fiber & Overlay Papers business unit. Lower volume in North America was primarily due to the previously announced shutdown of a paper machine at our Neenah, Wisconsin facility in late 2003.

Higher pricing for products in the Company’s North American operations increased revenue by $4.1 million compared to the same quarter a year ago and was higher than that of the third quarter of 2004. Average selling prices in the Company’s Long Fiber & Overlay Papers business unit declined slightly, on a constant currency basis, due, in part, to the adverse effect of the weaker U.S. dollar relative to the Euro on the price competitiveness of its products. However, foreign currency translation adjustments on Long Fiber & Overlay Papers’ net sales favorably impacted the 2004 fourth quarter comparison to a year ago by approximately $4.0 million.

Costs of products sold declined $8.2 million to $112.5 million for the fourth quarter of 2004 compared with $120.7 million in the same quarter a year ago. The decline was due to $5.0 million of charges included in the fourth quarter of 2003 primarily for accelerated depreciation on equipment abandoned related to the restructuring of the Company’s Neenah, WI facility, cost reduction initiatives under the North American Restructuring Program and lower shipping volumes. These factors were partially offset by a $3.0 million unfavorable effect of foreign currency translation adjustments. Gross profit for the fourth quarter of 2004 increased to $28.8 million compared to $11.0 million in the comparable quarter of 2003.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2004 totaled $14.8 million compared with $14.9 million in the year-earlier quarter. Total SG&A expenses for the fourth quarter of 2004 includes $0.5 million of legal and professional fees related to insurance recoveries and $0.5 million from the unfavorable effect of foreign currency translation.

In October 2004, as part of its 2003 Neenah restructuring initiative, the Company concluded the negotiation of an amendment to a long-term steam supply contract. The $3.0 million fee paid to modify the contract is recorded as a restructuring charge in the fourth quarter 2004 results. Management expects the revised contract will better position it to more fully realize the previously announced financial benefits from the Neenah restructuring initiative.

The Company completed the sale of 2,400 acres of timberlands in the fourth quarter of 2004 for an aggregate of $23.5 million in cash. These transactions resulted in a pre-tax gain of $23.0 million.

Adjusted earnings for the fourth quarter of 2004 reflect an effective tax rate of 24.8%, and 34.6% and 37.1% for the full year of 2004 and 2003, respectively. The lower effective tax rate in the fourth quarter of 2004 was primarily due to the favorable resolution of certain federal tax matters.

Full Year Results

“Despite difficult market conditions that persisted until the latter part of 2004, our operating results showed significant improvement, and we made great strides in achieving the benefits of our North American Restructuring Program and our Long Fiber & Overlay Growth Plan,” said Mr. Glatfelter. “Our successful on going cost reduction efforts and improving share in our targeted niche markets position us well for 2005.”

2004 Highlights

•	Achieved 60% of total sales from new products introduced in the last five years.

•	Developed and executed the North American Restructuring Program:

•	Introduced improved product and service offerings for the book publishing market and increased market share in the premium book market.

•	Developed pipeline of products to grow revenue from uncoated specialty papers.

•	Implemented a 20% workforce reduction program while maintaining full production capability at the Company’s Spring Grove facility. This program will be completed by the end of the first quarter of 2005.

•	Reduced production costs by implementing improved and expanded supply-chain management strategies in North America.

•	Reduced certain SG&A expenses.

•	Strong growth in targeted markets led by a 13% increase in volume in the Long Fiber & Overlay Papers business unit.

•	Improved pricing in North America which more than offset raw material cost increases.

•	Enhanced financial flexibility by reducing net debt by $67 million through improved operating performance and monetization of timberland assets.

For the full year of 2004, income from continuing operations totaled $56.1 million or $1.27 per diluted share, compared to $13.0 million and $0.30 per diluted share, respectively, in 2003. The results for 2004 benefited from after-tax gains totaling $55.5 million, or $1.26 per share, from sales of timberlands and the corporate aircraft and from insurance recoveries. In addition, the full year results include after-tax restructuring charges totaling $12.7 million, or $0.29 per diluted share. Results for 2003 included an after-tax gain of $20.0 million, or $0.46 per share, from the sale of timberlands and after-tax charges of $18.0 million, or $0.42 per share, related to the Neenah restructuring initiative, a reserve related to its former Ecusta Division and asset writedowns at the Spring Grove, PA and Gernsbach, Germany facilities. Excluding these items from each period, adjusted earnings were $13.4 million, or $0.30 per diluted share, in 2004 compared to $11.0 million, or $0.25 per share, in 2003.

Commenting on the outlook for 2005, Mr. Glatfelter stated, “Although escalating input costs for certain key raw materials present an ongoing concern, we believe that our strategies to grow our presence in niche markets through technical innovation and superior customer service will generate continued improvement in product mix and revenue growth. In addition, the impact of our North American Restructuring Program, which will be largely implemented by the end of the first quarter, is expected to offset the raw material price increases that are currently prevalent in the market.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and a sales office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 2:00 PM EST to discuss its fourth quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (973) 409-9255 at 1:55 PM (EST). A taped replay of the conference call will be available within two hours of the conclusion of the call and until February 23, 2005. To access the taped replay, call (973) 341-3080 and enter conference PIN 5583304.The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31		Year Ended December 31
In thousands, except per share	2004	2003	2004	2003
Net sales	$139,343	$129,383	$543,524	$533,193
Energy sales – net	2,029	2,373	9,953	10,040

Total revenues	$141,372	131,756	553,477	543,233
Costs of products sold	112,541	120,743	461,063	463,687

Gross profit	28,831	11,013	92,414	79,546
Selling, general and administrative expenses	14,763	14,850	59,939	59,146
Restructuring charges	3,000	6,381	20,375	6,983
Unusual items	–	-	–	11,501
Gains on dispositions of plant, equipment and timberlands, net	(22,615)	(1,190)	(58,509)	(32,334)
Gains from insurance recoveries	–	–	(32,785)	–

Operating income (loss)	33,683	(9,028)	103,394	34,250
Nonoperating income (expense)
Interest expense	(3,396)	(3,541)	(13,385)	(14,269)
Interest income	672	569	2,012	1,820
Other – net	(743)	(146)	(1,258)	(1,385)

Total other income (expense)	(3,467)	(3,118)	(12,631)	(13,834)

Income (loss) from continuing operations before income taxes	30,216	(12,146)	90,763	20,416
Income tax provision (benefits)	10,942	(4,426)	34,661	7,430

Income (loss) from continuing operations	19,274	($7,720)	56,102	$12,986
Discontinued operations
Loss from discontinued operations	-	-	-	(513)
Income tax benefits	-	-	-	(188)

Loss from discontinued operations	-	-	-	(325)

Net income (loss)	$19,274	($7,720)	$56,102	$12,661

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.44	$(0.18)	$1.28	$0.30
Loss from discontinued operations	-	-	–	(0.01)

Basic earnings (loss) per share	$0.44	$(0.18)	$1.28	$0.29

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.44	$(0.18)	$1.27	$0.30
Loss from discontinued operations	-	-	-	(0.01)

Diluted earnings (loss) per share	$0.44	$(0.18)	$1.27	$0.29

- more-

P. H. Glatfelter Company and subsidiaries
Selected Financial Information
(unaudited)

	Three Months Ended December		Year Ended December 31
	31
In thousands	2004	2003	2004	2003
Cash Flow Data
Cash provided (used) by continuing operations
Operating activities	$13,987	$16,921	$39,717	$46,996
Investing activities	18,945	(9,735)	41,841	(62,367)
Financing activities	(28,719)	(6,871)	(59,618)	(2,462)
Depreciation, depletion and amortization	12,029	17,289	51,598	56,029
Capital expenditures	4,239	10,746	18,587	66,758
Balance Sheet Data (end of period)
Cash and cash equivalents	–	–	39,951	15,566
Total assets	–	–	1,057,162	1,027,019
Total debt	–	–	211,226	254,275
Shareholders’ equity	–	–	422,503	371,431

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

	Three Months Ended December 31
	2004		2003
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Income (loss) from continuing operations	$19,274	$0.44	$(7,720)	($0.18)
Timberland sales	(13,558)	(0.31)	–	–
Restructuring charges	1,950	0.04	7,258	0.17
Asset writedowns	–	–	433	0.01

Adjusted earnings	$7,666	$0.17	$(29)	$0.00

	Year ended December 31
	2004		2003
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Income from continuing operations	$56,102	$1.27	$12,986	$0.30
Timberland and aircraft sales	(34,151)	(0.78)	(19,965)	(0.46)
Insurance recoveries	(21,310)	(0.48)	–	–
Restructuring charges	12,723	0.29	8,582	0.20
Ecusta related reserves	–	–	7,315	0.17
Asset writedowns	–	–	2,124	0.05

Adjusted earnings	$13,364	$0.30	$11,042	$0.25

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

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